Exhibit 10.58

FIRST AMENDED AND RESTATED 2009 RADIOSHACK CORPORATION
ANNUAL & LONG-TERM INCENTIVE COMPENSATION PLAN

I.  PURPOSE

The purpose of the First Amended and Restated 2009 RadioShack Corporation Annual & Long-Term Incentive Compensation Plan (the “Plan”) is provide a performance-based cash incentive for the Company’s eligible employees in order to (i) attract, motivate and retain highly qualified employees, (ii) obtain the best possible performance from eligible employees, (iii) establish performance goals that support the Company’s long-term business strategies, and (iv) provide consistency in and alignment with the Company’s approach to performance-based pay and overall executive compensation strategy.  The Plan has been amended, effective as of November 3, 2011.

II.  DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings:

A.  ANNUAL INCENTIVE COMPENSATION AWARD.  Any cash-based award paid pursuant to the Plan.

B.  AWARD.  An Annual Incentive Compensation Award, Long-term Incentive Compensation Award, or both, as the case may be.

C.  AWARD PERIOD.  An award period under the Plan shall be one fiscal year of the Company in the case of an Annual Incentive Compensation Award, or a period of two or three consecutive fiscal years of the Company in the case of a Long-Term Incentive Compensation Award.

D.  BOARD.  The Board of Directors of the Company.

E.  CODE.  The Internal Revenue Code of 1986, as amended, and the Treasury Regulations related thereto, as may be amended from time to time, promulgated under the authority of the applicable Code section and, in each case, any successor provisions thereto.

F.  COMMITTEE.  The Management Development and Compensation Committee of the Board or any successor committee thereto; provided, however, that for purposes of any Award that is intended to be “qualified performance-based compensation,” within the meaning of Section 162(m), the Committee shall be composed solely of two or more members of the Board, each of whom is an “outside director” within the meaning of Section 162(m).

G.  COMPANY.  RadioShack Corporation, a Delaware corporation.

H.  DISABILITY.  The suffering from a physical or mental condition which, in the opinion of the Committee based upon appropriate medical advice and examination and in accordance with rules applied uniformly to all employees of the Company, totally and permanently prevents the Participant from performing the customary duties of his or her regular job with the Company.

I.  LONG-TERM INCENTIVE COMPENSATION AWARD.  Any performance-based cash award paid pursuant to the Plan.

J.  PARTICIPANT.  An employee of the Company or one or more of its subsidiaries who is designated by the Committee to be eligible for an Annual Incentive Compensation Award, Long-term Incentive Compensation Award, or both.

K.  PAYMENT DATE.  The date on which an Annual Incentive Compensation Award or a Long-term Incentive Compensation Award is paid to a Participant pursuant to Section VII of the Plan.

L.  PERFORMANCE MEASURES.  The performance measures established with respect to Annual Incentive Compensation Awards or Long-term Incentive Compensation Awards, as the case may be, pursuant to Section V of the Plan.

M.  RETIREMENT.  A Participant’s voluntary termination of employment with the Company or any of its subsidiaries on or after attainment of age 55.

N.  SECTION.  A section of the Code, except where the context indicates a reference is being made to a section contained within the Plan.

III.  EFFECTIVE DATE AND AWARD GRANT PERIOD

The Plan was approved and adopted by the Board on February 19, 2009 (the “Effective Date”), subject to shareholder approval.  Annual Incentive Compensation Awards and Long-term Incentive Compensation Awards may be granted on or after the Effective Date and through December 31, 2013.  In no event will the Award Period of an Annual Incentive Compensation Award granted under the Plan end after December 31, 2013.  Long-term Incentive Compensation Awards granted through December 31, 2013 may have Awards Periods ending after that date but no later than December 31, 2015.

IV.  DETERMINATION OF AMOUNTS OF AND ELIGIBILITY FOR ANNUAL INCENTIVE COMPENSATION AWARDS AND LONG-TERM INCENTIVE COMPENSATION AWARDS

A.  Participants will be eligible to receive an Award when designated by the Committee, the payment of which shall be subject to the achievement of the Performance Measure(s) approved by the Committee for the corresponding Award.

B.  If the Performance Measure(s) is not achieved for a given Award, then no Award will be paid to Participants.  If the Performance Measure(s) are achieved for a given Award, then the Award will be paid in amounts and at levels determined by the Committee under the Plan, pursuant to the compensation formula established by the Committee at the time the Award was established.  At the time an Award is granted under the Plan, the Committee shall specify the maximum amount to be paid under the Award upon the achievement of the Performance Measure(s), subject the award limit set forth in this Section IV.B.  The maximum Annual Incentive Compensation Award that can be paid to any one individual with respect to any Award Period is $5,000,000.00.  The maximum Long-term Incentive Compensation Award that can be paid to any one individual with respect to any Award Period is $5,000,000.00.

C.  Awards may be paid following the end of the Award Period to which they relate but, in any event, within the period specified in Section VII hereof; provided, however, that no Awards shall be paid to Participants prior to the certification in writing by the Committee that the Performance Measures have been achieved for the relevant Award Period but, in any event, within the period specified in Section VII hereof.

D.  The Committee will determine the amounts of the Awards that may be made to Participants.  The Committee may, at any time or from time to time, exercise discretion to reduce the amount of, or eliminate, Awards.  In no event may the amount of the Awards be increased.

V.  PERFORMANCE MEASURES

A.  Payment of Awards is conditioned on the attainment of the Performance Measure(s) as established by the Committee in connection with the Award.  Performance Measure(s) applicable to Award Periods for Participants shall be established in writing at the beginning of each year; provided, however, that in the case of Awards that are intended to be “qualified performance-based compensation,” within the meaning of Section 162(m), the Performance Measure(s) shall be established in writing no later than the 90 day following the commencement of the Award Period to which the Performance Measure(s) relate, but in no event later than 25% of the Performance Period has elapsed.  The Performance Measure(s) will be based on one or more of the following performance criteria, as determined by the Committee:

• Average inventory,	• Net profit before bonus,
• Cash balance,	• Net working capital,
• Comp sales %,	• Net income,
• Days payable outstanding,	• Operating income (before income taxes),
• Days sales outstanding,	• Private label penetration %,
• Earnings per share,	• Profit margin,
• EBITDA,	• Return on assets,
• Free cash flow,	• Return on equity,
• Gross margin,	• Return on invested capital,
• Gross profit,	• Sales,
• In stock %,	• Selling, general and administrative expenses,
• Inventory shrinkage,	• Stock price,
• Inventory turnover,	• Stock price compared to a peer group of companies, and
• Wholesale EBITDA.

Depending on the performance criteria used to establish the Performance Measure(s), the Performance Measure(s) may be expressed in terms of overall Company performance or the performance of a division or business unit.  The Committee, in its discretion, may specify different Performance Measure(s) for each Award.  The Committee shall, within the time prescribed by Section 162(m), define in an objective fashion the manner of determining whether and to what extent the specified Performance Measure(s) have been achieved for the Award Period.  The Committee may utilize other performance criteria to select the Performance Measure(s); provided, however, the use of such other performance criteria shall not occur to the extent that such use would result in the loss of an otherwise available exemption under Section 162(m).

B.  Further, in establishing Performance Measure(s) for Participants, the Committee, in its sole and absolute discretion, may, at the time of grant, specify in the Award that one or more objectively determinable adjustments will be made to one or more of the Performance Measure(s); provided, however, such adjustments shall not be made in such a manner that would result in the loss of an otherwise available exemption under Section 162(m).

Such adjustments may include or exclude one or more of the following:

1.	items that are extraordinary or unusual in nature or infrequent in occurrence, including one-time or non-recurring items;
2.	items related to a change in accounting principles under U.S. GAAP or successor accounting principles;
3.	items related to financing activities;
4.	expenses for restructuring or productivity initiatives;
5.	other non-operating items;
6.	items related to acquisitions, including transaction-related charges and amortization;
7.	items attributable to the business operations of any entity acquired by the Company during the Award Period;
8.	items related to the disposal of a business or segment of a business;
9.	items related to discontinued operations that do not qualify as a segment of a business under U.S. GAAP or successor accounting principles;
10.	taxes;
11.	stock-based compensation;
12.	non-cash items; and
13.	any other items of significant income or expense which are determined to be appropriate adjustments.

C.  The Committee may impose additional Performance Measures that have the effect of reducing awards.  It also may modify Performance Measures applicable to Participants that have the effect of reducing awards.  It also may modify Performance Measures applicable to Participants if it determines that the Performance Measures have become unsuitable as a result of certain events, except in the case where the action would result in the loss of an otherwise available exemption under Section 162(m).

VI.  FORM OF AWARDS

All Awards shall be paid in one lump sum cash payment.

VII.  PAYMENT OF AWARDS

The Payment Date of an Annual Incentive Compensation Award that becomes payable under the Plan shall be the time or times specified by the Committee in an agreement or other document evidencing the award, or, if no time or times are specified, as soon as practicable after the last day of the Award Period; provided, however, that in no event shall the Payment Date be later than March 15th of the year following the last day of the Award Period.  The Payment Date of any Long-term Compensation Award that becomes payable under the Plan shall be the time or times specified by the Committee within the period required under Section 409A.  However, if no Payment Date is so specified, the Payment Date shall be the 75th day following the last day of the Award Period.

VIII.  TERMINATION OF SERVICE OR DEMOTION

A.  If a Participant terminates employment with the Company and its subsidiaries before the end of an applicable Award Period due to death, Disability or Retirement, the Participant’s Awards for all Award Periods in effect at the time of such termination of service will be calculated and rounded to the nearest two decimal places, at the Company’s discretion, (1) using actual results as of the nearest end of the month preceding or succeeding such event or (2) prorated on the basis of the ratio of the number of days of participation during each such Award Period to the aggregate number of days in each such Award Period; provided, however, that the use of actual results as provided in subsection (1) above shall not occur to the extent that such use would result in the loss of an otherwise available exemption under Section 162(m).  The Payment Dates of the prorated Awards contemplated in the foregoing shall be made following the end of the corresponding Award Period on the same Payment Date applicable to other Participants as determined in accordance with Section VII hereof.

B.  Except as provided in Section VIII.A above, if a Participant voluntarily terminates his or her employment or if a Participant’s employment with the Company and its subsidiaries is terminated by the Company or any such subsidiary prior to the Payment Date, the Participant will not be entitled to any Award for the corresponding Award Period, except as otherwise provided in an agreement with the Company or in the sole discretion of the Company.  Anything in the foregoing to the contrary notwithstanding, if the Participant is entitled to an Award as contemplated under this Section VIII.B, then the Payment Date shall be determined in accordance with Section VII hereof.

C.  If a Participant’s duties change prior to the Payment Date, the Participant’s rights to receive any Award for the corresponding Award Period will be subject to revision or termination by the Committee, provided that no change will be made that would cause the award to fail to meet the requirements for deductibility under Section 162(m).

IX.  CLAWBACK

Notwithstanding anything contained herein to the contrary, Awards made pursuant to the Plan shall be subject to the Company’s clawback policy, which has been previously approved by the Board and is incorporated herein by reference (the “Clawback Policy”).  The Clawback Policy may be amended from time to time, or terminated, by the Board or the Committee.

X.  SPECIAL AWARDS AND OTHER PLANS

A.  Nothing contained in the Plan shall prohibit the Company or any of its subsidiaries from granting special performance or recognition awards, under such conditions and in such form and manner as it sees fit, to employees (including Participants) for meritorious service of any nature; provided that no such award shall be made that would cause awards under the Plan to fail to meet the requirements for deductibility under Section 162(m).

B.  In addition, nothing contained in the Plan shall prohibit the Company or any of its subsidiaries from establishing other incentive compensation plans providing for the payment of incentive compensation to employees (including Participants).

XI.  ADMINISTRATION, AMENDMENT AND INTERPRETATION OF THE PLAN

A.  The Board or the Committee shall have the right to amend the Plan from time to time; provided, however, that no such amendment shall cause the Payment Date, including to provide for acceleration or a delay of payments hereunder to the extent permitted or required under Section 409A.  Further, any amendment that changes the class of eligible Participants, modifies the Performance Measures or increases the maximum Award an executive officer may receive must be approved by the stockholders to the extent necessary for the Plan to continue to meet the requirements of Section 162(m).  The Board or the Committee shall have the right to terminate the Plan at any time or to direct the discontinuance of an Award(s) either temporarily or permanently.  Notwithstanding the foregoing, in the event this Plan is terminated before the last day of an Award Period, Awards payable for such Award Period will be prorated on the basis of the ratio of the number of days in such Award Period prior to such termination to the aggregate number of days in such Award Period and will be paid on the Payment Date determined in accordance with Section VII hereof.

B.  This Plan will be administered by the Committee in its sole and absolute discretion.  The Committee shall have the power to construe and interpret the Plan and Awards, provided that the Plan and Awards shall be administered, construed, and interpreted by the Committee to comply with Section 162(m) and Section 409A; establish, amend and rescind any rules relating to the Plan; determine the duration and purposes for leaves of absence which may be granted to a Participant on an individual basis without constituting a termination of employment or service under the Plan; and exercise its discretion with respect to powers and rights granted to it under the Plan.  The decision of the Committee with respect to any questions arising in connection with the administration or interpretation of the Plan shall be final, conclusive and binding upon the Company, the Participants, and all other persons that may have any interest therein.

C.  The Committee may delegate its responsibilities under the Plan; provided, however, that the Committee shall not delegate its authority to select the Participants, establish Performance Measures, or certify that these goals have been achieved, to the extent necessary to satisfy the requirements of Section 162(m).

D.  It is intended that the Plan and the Board’s or the Committee’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A and the Treasury Regulations relating thereto so as not to subject a Participant to the payment of interest and tax penalty which may be imposed under Section 409A.  In furtherance of this interest, to the extent that any regulations or other guidance issued under Section 409A after the Effective Date would result in a Participant being subject to payment of interest and tax penalty under Section 409A, the Board or Committee may amend the Plan, without the Participant’s consent, including with respect to the timing of payment of benefits, in order to avoid the application of, or to comply with the requirements of, Section 409A; provided, however, that the Company makes no representation that compensation or benefits payable under this Plan shall be exempt from or comply with Section 409A and makes no representation to preclude Section 409A from applying to the compensation or benefits payable under the Plan.

E.  No member of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to this Plan or any transaction hereunder, except for liability arising from his or her own willful misfeasance, gross negligence or reckless disregard of his or her duties.  The Company hereby agrees to indemnify each member of the Committee for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiation for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering this Plan or in authorizing or denying authorization to any transaction hereunder.

XII.  MISCELLANEOUS

A.  All expenses and costs in connection with the operation of the Plan shall be borne by the Company.

B.  All Awards under the Plan are subject to applicable withholding for federal, state and local taxes.  The Company shall have the authority and right to deduct or withhold, or require the Participant to remit to the Company an amount sufficient to satisfy the federal, state and local income taxes required to be withheld with respect to any taxable event concerning a Participant arising in connection with an Award and other amounts as may be required by law to be withheld.

C.  Unless otherwise determined by the Committee, the Plan shall be unfunded and all Awards will be paid from the Company’s general assets, and nothing contained in this Plan will require the Company to set aside, segregate, or hold in trust any funds for the benefit of any Participant, who will have the status of a general unsecured creditor of the Company.  No obligation of the Company under the Plan shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

D.  This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any subsidiary, nor will it interfere in any way with any right the Company or any subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

E.  Except as otherwise provided in this Plan, no right or benefit under this Plan will be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge such right or benefit will be void.  No such right or benefit will in any manner be liable for or subject to the debts, liabilities, or torts of a Participant.

F.  If any provision in this Plan is held to be invalid or unenforceable, no other provision of this Plan will be affected thereby.

G.  This Plan will be governed by and construed in accordance with applicable United States federal law and, to the extent not preempted by such federal law, in accordance with the laws of the State of Texas, without giving effect to the principles of conflict of laws thereof.  Any legal action against the Plan, the Company, a subsidiary, the Committee or Board may only be brought in the state courts in Tarrant County, Texas and/or the United States District Court in the Northern District of Texas (Fort Worth Division).

H.  All obligations of the Company under the Plan, with respect to any Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.